U.S. SECURITIES AND EXCHANGE COMMISSION

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

   Robinett     Gordon
   (Last)       (First)      (Middle)

   c/o Command Security Corporation
   Lexington Park, Route 55

   (Street)

   Lagrangeville,   NY         12540
   (City)           (State)    (Zip)

2. Issuer Name and Ticker or Trading Symbol

   Command Security Corporation     (CMMD)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   11/00

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
    __ X __ Director                      _____ 10% Owner
    _______ Officer (give title below)    _____ Other (specify below*)

    Vice Chairman of the Board

7. Individual or Joint/Group Filing (Check Applicable Line)

   _ X _ Form filed by One Reporting Person
   _____ Form filed by More than One Reporting Person


Table 1 - Non-Derivative Securities, Acquired, Disposed of, or
Beneficially Owned

1. Title of Security (Instr. 3)

   Common

2. Transaction Date



3. Transaction Code
   (Instr. 8)
   Code



4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
   Amount        (A) or (D)        Price


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

   35,000

6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

   (D)

7. Nature of Indirect Beneficial Ownership (Instr. 4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

 1. Title Derivative Security (Instr. 3)

    Non-Qualified Stock Options
    Warrants

 2. Conversion or Exercise Price Of Derivative Security

    $2.50
    $2.50

 3. Transaction Date M/D/Y

    9/  /00
    9/  /00

 4. Transaction Code (Inst. 8)

    S
    S

 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

    107,500    D
    120,000    D

 6. Date Exercisable and Expiration Date (Month/Day/Year)
    Date Exercised     Expiration Date

                       7/19/00
                       7/19/00

 7. Title and Amount of Underlying Securities (Instr. 3 and 4)
    Title                    Amount or Number of Shares

    Common                   107,500
    Common                   120,000

 8. Price of Derivative Security (Instr. 5)


 9. Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

    0
    0

10. Ownership Form of Derivative Security: Direct (D) Indirect (I) (Instr.4)

    D
    D

11. Nature of Indirect Beneficial Ownership (Instr.4)

Explanation of Responses:

(1) Mr. Robinett is stepping down as Director and Vice Chairman of the Board of the Corporation. His non-qualified stock option and warrant expired on 7/15/00.

/s/ Gordon Robinett                       December 11, 2000
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**Signature of Reporting Person           Date

** Intentional misstatements or omissions of fact constitute Federal criminal violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If the space provided is insufficient, see Instruction 6 for procedure.